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                                                                    EXHIBIT 11.0


                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


EXHIBIT 11.0  COMPUTATION OF PER SHARE EARNINGS

         During the third quarter of 1998, the Company adopted SFAS No. 128, "Earning Per Share." This Statement became effective for financial statements issued for periods ending after December 15, 1997. Under the provisions of SFAS No. 128, primary and fully diluted earnings per share were replaced with basic and diluted earnings per share. Basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding. Diluted earnings per share is calculated by dividing net income by the weighted average number of shares adjusted for the dilutive effect of outstanding stock options. ESOP shares are only considered outstanding for earnings per share calculations when they are committed to be released. Earnings per share of common stock for the year ended December 31, 1998 has been determined by dividing net loss from April 3, 1998 (date of initial public offering) through December 31, 1998 by the weighted average number of shares of common stock outstanding. Earnings per share information for the prior year periods ended September 30, 1997 cannot be computed as the Company did not issue common stock until April 3, 1998.

         Presented below are the calculations for basic and diluted earnings per share:

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

                                                                                                April 3, 1998
                                                                                                   Through
                                                                                              December 31, 1998
                                                                                              -----------------
BASIC:
   Net income (loss)                                                                          $  (557,081)
   Weighted average shares outstanding                                                          6,914,871
   Basic eanrings (loss) per share                                                            $      (.08)
                                                                                              -----------
                                                                                              -----------
DILUTED:
   Net income (loss)                                                                          $  (557,081)
   Weighted average shares outstanding                                                          6,914,871
   Effect of dilutive stock options outstanding                                                    17,832
                                                                                              -----------

Diluted weighted average shares outstanding                                                     6,932,703
Diluted earnings (loss) per share                                                             $     (0.08)
                                                                                              -----------
                                                                                              -----------
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